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                                                                  EXHIBIT 12.2
THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS




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                                                                                        Year ended December 31
                                                  Six months ended   -------------------------------------------------------------
Dollars in millions                                  June 30, 2002        2001         2000        1999         1998        1997
------------------------------------------------------------------    ---------    ---------   ---------    ---------    ---------

EARNINGS
Income from continuing operations before taxes                $966          $564     $1,848      $1,788       $1,651      $1,595
Fixed charges and preferred stock dividends
   excluding interest on deposits                              227           783      1,063       1,010        1,188       1,110
                                                  ----------------   -----------   ---------   ---------    ---------    ---------
     Subtotal                                                1,193         1,347      2,911       2,798        2,839       2,705
Interest on deposits                                           348         1,229      1,653       1,369        1,471       1,457
                                                  ----------------   -----------   ---------   ---------    ---------    ---------
     Total                                                  $1,541        $2,576     $4,564      $4,167       $4,310      $4,162
                                                  ================   ===========   =========   =========    =========    =========

FIXED CHARGES
Interest on borrowed funds                                    $169          $646       $915        $870        $1,065     $1,010
Interest component of rentals                                   28            53         50          44            33         26
Amortization of notes and debentures                                           1          1           1             1          1
Distributions on Mandatorily Redeemable Capital
  Securities of Subsidiary Trusts                               29            63         67          65            60         43
Preferred stock dividend requirements                            1            20         30          30            29         30
                                                  ----------------   -----------   ---------   ---------    ----------   ---------
    Subtotal                                                   227           783      1,063       1,010         1,188       1,110
Interest on deposits                                           348         1,229      1,653       1,369         1,471       1,457
                                                  ----------------   -----------   ---------   ---------    ----------   ---------
    Total                                                     $575        $2,012     $2,716      $2,379        $2,659      $2,567
                                                  ================   ===========   =========   =========     =========    ========

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS
Excluding interest on deposits                                5.26x         1.72x      2.74x       2.77x         2.39x       2.44x
Including interest on deposits                                2.68          1.28       1.68        1.75          1.62        1.62
==================================================================================================================================
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